UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 17, 2015

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida	32224
(Address of principal executive offices)	(Zip Code)

(904) 398-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 17, 2015, and in connection with the previously announced promotion of James B. Gattoni to the position of Chief Executive Officer of Landstar System, Inc. (the “Company”), the Company and Mr. Gattoni entered into an agreement granting to Mr. Gattoni, as of May 1, 2015, a performance-related stock award under the Company’s 2011 Equity Incentive Plan in the form of 20,000 restricted stock units. In general, the award will vest on April 30 of 2019, 2020, and 2021, with the number of units that vest on each vesting date determined by multiplying one-third of the number of units credited to Mr. Gattoni pursuant to the award by a “payout percentage” that is based on the Company’s total shareholder return (TSR) compound annual growth rate (CAGR) over the vesting period, adjusted to reflect dividends (if any) paid during such period, and as may be necessary to take into account capital adjustments. The “payout percentage” as of each vesting date is as follows, with straight line interpolation between performance levels:

Performance Level	If TSR CAGR is:	Then the Payout Percentage is:
Maximum	12.0% or greater	150%
Target	10.0%	100%
Threshold	8.0%	50%
<Threshold	Less than 8.0%	0%

To the extent units are not vested at the maximum level in the chart above as of the first or second vesting dates, such units will again be eligible to vest at the next vesting date based on the “payout percentage” achieved as of such next vesting date. In addition, if any dividends are paid by the Company during the vesting period, dividend equivalents will be credited to Mr. Gattoni under the award as additional units that are eligible to vest based on the “payout percentage” achieved as of the future vesting dates of the underlying restricted stock units to which such dividend equivalents relate. Any units that vest will be settled in shares of Company common stock as soon as practicable after the applicable vesting date. Any units that do not become vested as of April 30, 2021 (or earlier upon Mr. Gattoni’s termination of employment or a change in control of the Company) will be forfeited.

Mr. Gattoni’s right to receive shares underlying the award is generally conditioned upon his continued employment through the applicable vesting dates. In the event of his death or disability prior to a vesting date, a pro rata number of the units then credited to Mr. Gattoni pursuant to the award (based on the number of days he remained employed during the vesting period) will vest based on the “payout percentage” achieved as of his termination of employment. Similarly, if there is a change in control of the Company prior to a vesting date, a pro rata number of the units then credited to Mr. Gattoni pursuant to the award (based on the number of days during the vesting period prior to the change in control) will vest based on the “payout percentage” achieved as of the date of the change in control.

If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws, the compensation committee may, in its discretion after considering the costs and benefits of doing so, recover all or a portion of any shares delivered or payment made that is related to the award during the three-year period preceding the date on which the Company files the restatement of such financial statement(s) with the Securities and Exchange Commission, to the extent the value of such shares or the amount of such payment exceeds the amount or value that the committee determines would have been payable in respect of the award had the revised financial statement(s) reflected in the restatement been applied to determine such amount or value.

This summary of Mr. Gattoni’s award is not intended to be complete and is qualified in its entirety by the Total Shareholder Return Performance Related Stock Award Agreement, a copy of which is attached hereto as Exhibit 99.1.

Also on March 17, 2015, the Company amended its Executive Incentive Compensation Plan to provide that if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws, the Company’s compensation committee may, in its discretion after considering the costs and benefits of doing so, recover that portion of any bonus paid under the plan to any current or former executive officer during the three-year period preceding the date on which the Company files the restatement of such financial statement(s) with the Securities and Exchange Commission, which exceeds the amount or value that the committee determines would have been payable or received in respect of such bonus had the revised financial statement(s) reflected in the restatement been applied to determine such bonus. This summary of this amendment to the Company’s Executive Incentive Compensation Plan is not intended to be complete and is qualified in its entirety by the copy of the Amendment to the Landstar System, Inc. Executive Incentive Compensation Plan, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01	Exhibits

Exhibit 99.1         Total Shareholder Return Performance Related Stock Award Agreement, dated May 1, 2015

Exhibit 99.2         Amendment to the Landstar System, Inc. Executive Incentive Compensation Plan, dated March 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSTAR SYSTEM, INC.

Date: March 19, 2015	By:	/s/ L. Kevin Stout
Name: L. Kevin Stout
Title: Vice President and Chief Financial Officer